Exhibit 99.1

Raytheon Company
Global Headquarters
Waltham, Mass.

Investor Relations Contact
Todd Ernst
781.522.5141

Media Contact
Dave Desilets
781.522.5855
For Immediate Release

Raytheon Reports Solid First Quarter 2014 Results

•	EPS from continuing operations of $1.87; Adjusted EPS[1] of $1.43

•	Reported operating margin of 14.3 percent; Adjusted Operating Margin[1] of 12.7 percent

•	Net sales of $5.5 billion

•	Strong operating cash flow from continuing operations of $659 million

•	As previously announced, increased annual dividend by 10 percent to $2.42 per share
__________________________________________________________________________________________________

WALTHAM, Mass., (April 24, 2014) - Raytheon Company (NYSE: RTN) announced first quarter 2014 EPS from continuing operations of $1.87 compared to $1.49 in the first quarter 2013. First quarter 2014 Adjusted EPS1 was $1.43 per diluted share compared to $1.56 per diluted share in the first quarter 2013. The first quarter 2014 Adjusted EPS1 excluded the previously announced $0.25 favorable tax impact from cash repatriation in the first quarter 2014. In addition, the first quarter 2014 Adjusted EPS1 excluded a favorable FAS/CAS Adjustment of $0.18, compared with an unfavorable FAS/CAS Adjustment of $0.14 in the first quarter 2013. The first quarter 2013 Adjusted EPS1 also excluded $0.08 associated with the impact of the 2012 research and development (R&D) tax credit approved by Congress in January 2013.
"Raytheon delivered solid operating performance in the first quarter," said Thomas A. Kennedy, Raytheon's CEO. "Our longstanding focus on operational excellence, consistent program performance and a portfolio of affordable and innovative solutions provides a strong foundation for ongoing value creation for our global customers and shareholders."

_____________________________
1 Adjusted EPS is diluted EPS from continuing operations attributable to Raytheon Company common stockholders, and Adjusted Operating Margin is total operating margin; in each case, excluding the impact of the FAS/CAS Adjustment, and from time to time, certain other items. First quarter 2014 Adjusted EPS excluded the $0.25 favorable tax impact of approximately $80 million resulting from cash repatriation in the first quarter 2014. First quarter 2013 Adjusted EPS excluded the $0.08 impact of the 2012 research and development (R&D) tax credit, approved by Congress in January 2013 that relates to 2012. Adjusted EPS and Adjusted Operating Margin are non-GAAP financial measures. See attachment F for a reconciliation of these measures and a discussion of why the Company is presenting this information.

Summary Financial Results

	1st Quarter		%
($ in millions, except per share data)	2014	2013	Change

Net Sales	$5,508	$5,879	-6.3%
Income from Continuing Operations attributable to Raytheon Company	$589	$490	20.2%
Adjusted Income*	$452	$511	-11.5%
EPS from Continuing Operations	$1.87	$1.49	25.5%
Adjusted EPS*	$1.43	$1.56	-8.3%
Operating Cash Flow from Continuing Operations	$659	$422
Workdays in Fiscal Reporting Calendar	62	63

* Adjusted Income is income from continuing operations attributable to Raytheon Company common stockholders, and Adjusted EPS is diluted EPS from continuing operations attributable to Raytheon Company common stockholders; in each case, excluding the after-tax impact of the FAS/CAS Adjustment and, from time to time, certain other items. First quarter 2014 Adjusted Income and Adjusted EPS excluded the approximately $80 million and $0.25 impact, respectively, of a favorable tax impact resulting from cash repatriation in the first quarter 2014. First quarter 2013 Adjusted Income and Adjusted EPS excluded the $25 million and $0.08 impact, respectively, of the 2012 R&D tax credit. See attachment F for a reconciliation of these measures and a discussion of why the Company is presenting this information.

Net sales for the first quarter 2014 were $5.5 billion compared to $5.9 billion in the first quarter 2013. Net sales for the first quarter 2014 were in-line with the Company's prior financial guidance.
The Company generated strong operating cash flow for the first quarter 2014. Operating cash flow from continuing operations for the first quarter 2014 was $659 million compared to $422 million for the first quarter 2013. The increase in operating cash from continuing operations in the first quarter 2014 was primarily due to the timing of collections.
In the first quarter 2014, the Company repurchased 2.1 million shares of common stock for $200 million. In addition, as previously announced, the Company's Board of Directors voted to increase the Company's annual dividend rate by 10 percent from $2.20 to $2.42 per share, the tenth consecutive annual dividend increase.
The Company ended the first quarter 2014 with $204 million of net debt. Net debt is defined as total debt less cash and cash equivalents and short-term investments.

Bookings and Backlog

Bookings			Backlog
($ in millions)	1st Quarter		($ in millions)	Period Ending
	2014	2013		Q1 2014	Q1 2013	2013
Bookings	$4,293	$3,606	Backlog	$32,183	$33,546	$33,685
			Funded Backlog	$22,745	$22,523	$23,014

The Company had bookings of $4.3 billion in the first quarter 2014, and ended the first quarter 2014 with a backlog of $32.2 billion and a funded backlog of $22.7 billion, an increase of $222 million compared to the first quarter 2013.

Outlook
The Company is reaffirming its prior financial outlook for 2014. Charts containing additional information on the Company's 2014 outlook are available on the Company's website at www.raytheon.com/ir.

2014 Financial Outlook

Net Sales ($B)	22.5 - 23.0
FAS/CAS Adjustment ($M)	346
Interest Expense, net ($M)	(200) - (210)
Diluted Shares (M)	312 - 314
Effective Tax Rate	Approx. 28.5%
EPS from Continuing Operations	$6.74 - $6.89
Adjusted EPS*	$5.76 - $5.91
Operating Cash Flow from Continuing Operations ($B)	2.3 - 2.5

* Adjusted EPS is diluted EPS from continuing operations attributable to Raytheon Company common stockholders, excluding the after-tax impact of the FAS/CAS Adjustment and, from time to time, certain other items. In addition to the FAS/CAS Adjustment, 2014 Adjusted EPS guidance also excludes the $0.25 favorable tax impact of approximately $80 million resulting from cash repatriation in the first quarter 2014. See attachment F for a reconciliation of this measure and a discussion of why the Company is presenting this information.

Segment Results
The Company's reportable segments are: Integrated Defense Systems (IDS); Intelligence, Information and Services (IIS); Missile Systems (MS); and Space and Airborne Systems (SAS).

Integrated Defense Systems
	1st Quarter
($ in millions)	2014	2013	% Change
Net Sales	$1,481	$1,596	-7%
Operating Income	$226	$262	-14%
Operating Margin	15.3%	16.4%

Integrated Defense Systems (IDS) had first quarter 2014 net sales of $1,481 million compared to $1,596 million in the first quarter 2013. The change in net sales was primarily due to the scheduled completion of certain production phases on two international Patriot programs.
IDS recorded $226 million of operating income compared to $262 million in the first quarter 2013. The change in operating income was primarily driven by lower volume as well as higher net program efficiencies in the first quarter 2013.
During the quarter, IDS booked $515 million to provide advanced Patriot air and missile defense capability for Kuwait. IDS also booked $98 million to provide Patriot engineering services support for U.S. and international customers.

Intelligence, Information and Services
	1st Quarter
($ in millions)	2014	2013	% Change
Net Sales	$1,450	$1,521	-5%
Operating Income	$125	$124	1%
Operating Margin	8.6%	8.2%

Intelligence, Information and Services (IIS) had first quarter 2014 net sales of $1,450 million compared to $1,521 million in the first quarter 2013. The change in net sales was primarily due to lower volume on training programs.
IIS recorded $125 million of operating income compared to $124 million in the first quarter 2013.
During the quarter, IIS booked $111 million on the Joint Polar Satellite System (JPSS) program for NASA and $104 million on training programs in support of Warfighter FOCUS activities, including $59 million on domestic programs and $45 million on foreign programs. IIS also booked $535 million on a number of classified contracts, including $195 million for a cyber solution for an international customer.

Missile Systems
	1st Quarter
($ in millions)	2014	2013	% Change
Net Sales	$1,574	$1,636	-4%
Operating Income	$208	$214	-3%
Operating Margin	13.2%	13.1%

Missile Systems (MS) had first quarter 2014 net sales of $1,574 million compared to $1,636 million in the first quarter 2013. The change in net sales was primarily driven by lower sales on U.S. Army programs.
MS recorded $208 million of operating income compared to $214 million in the first quarter 2013. The change in operating income was primarily due to lower volume.
During the quarter, MS booked $479 million for Standard Missile-3 (SM-3™) for the Missile Defense Agency (MDA). MS also booked $164 million for Paveway™ and $86 million for Maverick missiles for international customers.

Space and Airborne Systems
	1st Quarter
($ in millions)	2014	2013	% Change
Net Sales	$1,398	$1,582	-12%
Operating Income	$190	$227	-16%
Operating Margin	13.6%	14.3%

Space and Airborne Systems (SAS) had first quarter 2014 net sales of $1,398 million compared to $1,582 million in the first quarter 2013. The change in net sales was primarily due to lower volume on tactical communications systems programs and on classified programs.

SAS recorded $190 million of operating income compared to $227 million in the first quarter 2013. The change in operating income was primarily due to lower volume and contract mix.
During the quarter, SAS booked $116 million to provide radar spares for an international customer and $81 million for software enhancements to Active Electronically Scanned Array (AESA) radars for the U.S. Air Force. SAS also booked $216 million on a number of classified contracts.

About Raytheon
Raytheon Company, with 2013 sales of $24 billion and 63,000 employees worldwide, is a technology and innovation leader specializing in defense, security and civil markets throughout the world. With a history of innovation spanning 92 years, Raytheon provides state-of-the-art electronics, mission systems integration and other capabilities in the areas of sensing; effects; and command, control, communications and intelligence systems, as well as cyber security and a broad range of mission support services. Raytheon is headquartered in Waltham, Mass. For more about Raytheon, visit us at www.raytheon.com and follow us on Twitter @raytheon.

Conference Call on the First Quarter 2014 Financial Results
Raytheon's financial results conference call will be held on Thursday, April 24, 2014 at 9 a.m. ET. Participants will include Thomas A. Kennedy, CEO; David C. Wajsgras, senior vice president and CFO; and other Company executives.
The dial-in number for the conference call will be (866) 953-6857 in the U.S. or (617) 399-3481 outside of the U.S. The conference call will also be audiocast on the Internet at www.raytheon.com/ir. Individuals may listen to the call and download charts that will be used during the call. These charts will be available for printing prior to the call.
Interested parties are encouraged to check the website ahead of time to ensure their computers are configured for the audio stream. Instructions for obtaining the free required downloadable software are posted on the site.

Disclosure Regarding Forward-looking Statements
This release and the attachments contain forward-looking statements, including information regarding the Company's financial outlook, future plans, objectives, business prospects and anticipated financial performance. These forward-looking statements are not statements of historical facts and represent only the Company's current expectations regarding such matters. These statements inherently involve a wide range of known and unknown risks and uncertainties. The Company's actual actions and results could differ materially from what is expressed or implied by these statements. Specific factors that could cause such a difference include, but are not limited to: the Company's dependence on the U.S. Government for a significant portion of its business and the risks associated with U.S. Government sales, including changes or shifts in defense spending due to budgetary constraints, spending cuts resulting from sequestration under the amended Budget Control Act of 2011, a government shutdown, or otherwise, uncertain funding of programs, potential termination of contracts, and difficulties in contract performance; the resolution of program terminations; the ability to procure new contracts; the risks of conducting business in foreign countries; the ability to comply with extensive governmental regulation, including import and export policies, the Foreign Corrupt Practices Act, the International Traffic in Arms Regulations, and procurement and other regulations; the impact of competition; the ability to develop products and technologies; the impact of changes in the financial markets and global economic conditions; the risk that actual pension returns, discount rates or other actuarial assumptions are significantly different than the Company's assumptions; the risk of cost overruns, particularly for the Company's fixed-price contracts; dependence on component availability, subcontractor performance and key suppliers; risks of a negative government audit; the use of accounting estimates in the Company's financial statements; risks associated with acquisitions, dispositions, joint ventures and other business arrangements; risks of an impairment of goodwill or other intangible assets; the outcome of contingencies and litigation matters, including government investigations; the ability to recruit and retain qualified personnel; the impact of potential security and cyber threats, and other disruptions; and other factors as may be detailed from time to time in the Company's public announcements and Securities and Exchange Commission filings. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release and the attachments or to update them to reflect events or circumstances occurring after the date of this release, including any acquisitions, dispositions or other business arrangements that may be announced or closed after such date. This release and the attachments also contain non-GAAP financial measures. A GAAP reconciliation and a discussion of the Company's use of these measures are included in this release or the attachments.

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Attachment A
Raytheon Company
Preliminary Statement of Operations Information
First Quarter 2014

(In millions, except per share amounts)	Three Months Ended
	30-Mar-14	31-Mar-13

Net sales	$5,508	$5,879
Operating expenses
Cost of sales	4,161	4,605
General and administrative expenses	559	568
Total operating expenses	4,720	5,173
Operating income	788	706
Non-operating (income) expense, net
Interest expense	51	53
Interest income	(3)	(3)
Other (income) expense, net	—	(7)
Total non-operating (income) expense, net	48	43
Income from continuing operations before taxes	740	663
Federal and foreign income taxes	147	167
Income from continuing operations	593	496
Income (loss) from discontinued operations, net of tax	7	(2)
Net income	600	494
Less: Net income attributable to noncontrolling
interests in subsidiaries	4	6
Net income attributable to Raytheon Company	$596	$488

Basic earnings (loss) per share attributable to Raytheon
Company common stockholders:
Income from continuing operations	$1.87	$1.50
Income (loss) from discontinued operations, net of tax	0.02	(0.01)
Net income	1.89	1.49

Diluted earnings (loss) per share attributable to Raytheon
Company common stockholders:
Income from continuing operations	$1.87	$1.49
Income (loss) from discontinued operations, net of tax	0.02	(0.01)
Net income	1.89	1.49

Amounts attributable to Raytheon Company common
stockholders:
Income from continuing operations	$589	$490
Income (loss) from discontinued operations, net of tax	7	(2)
Net income	$596	$488

Average shares outstanding
Basic	315.0	327.4
Diluted	315.8	328.2

Attachment B
Raytheon Company
Preliminary Segment Information
First Quarter 2014

					Operating Income
	Net Sales (1)		Operating Income (1)		As a Percent of Net Sales (1)
(In millions, except percentages)	Three Months Ended		Three Months Ended		Three Months Ended
	30-Mar-14	31-Mar-13	30-Mar-14	31-Mar-13	30-Mar-14	31-Mar-13

Integrated Defense Systems	$1,481	$1,596	$226	$262	15.3%	16.4%
Intelligence, Information and Services	1,450	1,521	125	124	8.6%	8.2%
Missile Systems	1,574	1,636	208	214	13.2%	13.1%
Space and Airborne Systems	1,398	1,582	190	227	13.6%	14.3%
FAS/CAS Adjustment	—	—	87	(71)
Corporate and Eliminations	(395)	(456)	(48)	(50)
Total	$5,508	$5,879	$788	$706	14.3%	12.0%
(1) 2013 amounts have been revised to reflect our April 1, 2013 segment consolidation.

Attachment C
Raytheon Company
Other Preliminary Information
First Quarter 2014

(In millions)	Funded Backlog		Total Backlog
	30-Mar-14	31-Dec-13	30-Mar-14	31-Dec-13

Integrated Defense Systems	$8,977	$9,397	$10,596	$10,916
Intelligence, Information and Services	2,585	2,592	5,579	5,856
Missile Systems	6,564	6,859	8,667	9,162
Space and Airborne Systems	4,619	4,166	7,341	7,751
Total	$22,745	$23,014	$32,183	$33,685

	Bookings
	Three Months Ended
	30-Mar-14	31-Mar-13

Total Bookings	$4,293	$3,606

	General and Administrative Expenses
	Three Months Ended
	30-Mar-14	31-Mar-13

Administrative and selling expenses	$448	$461
Research and development expenses	$111	$107
Total general and administrative expenses	$559	$568

Attachment D
Raytheon Company
Preliminary Balance Sheet Information
First Quarter 2014

(In millions)
	30-Mar-14	31-Dec-13
Assets
Current assets
Cash and cash equivalents	$3,036	$3,296
Short-term investments	1,495	1,001
Contracts in process, net	5,211	4,870
Inventories	363	363
Prepaid expenses and other current assets	334	286
Total current assets	10,439	9,816

Property, plant and equipment, net	1,902	1,937
Goodwill	12,765	12,764
Other assets, net	1,435	1,450
Total assets	$26,541	$25,967

Liabilities and Equity
Current liabilities
Advance payments and billings in excess of costs incurred	$2,612	$2,350
Accounts payable	1,078	1,178
Accrued employee compensation	867	1,068
Other accrued expenses	1,422	1,214
Total current liabilities	5,979	5,810

Accrued retiree benefits and other long-term liabilities	4,244	4,226
Long-term debt	4,735	4,734

Equity
Raytheon Company stockholders' equity
Common stock	3	3
Additional paid-in capital	1,795	1,972
Accumulated other comprehensive loss	(4,962)	(5,113)
Retained earnings	14,582	14,173
Total Raytheon Company stockholders' equity	11,418	11,035
Noncontrolling interests in subsidiaries	165	162
Total equity	11,583	11,197
Total liabilities and equity	$26,541	$25,967

Attachment E
Raytheon Company
Preliminary Cash Flow Information
First Quarter 2014

(In millions)	Three Months Ended
	30-Mar-14	31-Mar-13

Net income	$600	$494
(Income) loss from discontinued operations, net of tax	(7)	2
Income from continuing operations	593	496

Depreciation	73	74
Amortization	34	34
Working capital (excluding pension and income taxes)*	(530)	(793)
Other long-term liabilities	(12)	(15)
Pension and other postretirement benefit plans	180	291
Other, net	321	335
Net operating cash flow from continuing operations	$659	$422

Supplemental Cash Flow Information

Capital spending	$(39)	$(49)
Internal use software spending	(12)	(9)
Purchases of short-term investments	(1,345)	(201)
Sales of short-term investments	457	—
Maturities of short-term investments	400	153
Dividends	(174)	(164)
Repurchases of common stock under stock repurchase programs	(200)	(225)

* Working capital (excluding pension and income taxes) is a summation of changes in: contracts in process, net and advance payments and billings in excess of costs incurred, inventories, prepaid expenses and other current assets, accounts payable, accrued employee compensation, and other accrued expenses from the Consolidated Statements of Cash Flows.

Attachment F
Raytheon Company
Non-GAAP Financial Measures - Adjusted EPS, Adjusted Income and Adjusted Operating Margin
First Quarter 2014

Adjusted EPS Non-GAAP Reconciliation
(In millions, except per share amounts)	2014 Guidance
Three Months Ended	Low end	High end
30-Mar-14	31-Mar-13	of range	of range
Diluted EPS from continuing operations attributable to Raytheon Company common stockholders	$1.87	$1.49	$6.74	$6.89
Per share impact of the FAS/CAS Adjustment (A)	(0.18)	0.14	(0.72)	(0.72)
Per share impact of the tax benefit of cash repatriation (B)	(0.25)	—	(0.25)	(0.26)
Per share impact of the 2012 research and development (R&D) tax credit (C)	—	(0.08)	—	—
Adjusted EPS (2), (3)	$1.43	$1.56	$5.76	$5.91

(A)	FAS/CAS Adjustment	$(87)	$71	$(346)	$(346)
Tax effect (1)	30	(25)	121	121
After-tax impact	(57)	46	(225)	(225)
Diluted shares	315.8	328.2	314.0	312.0
Per share impact	$(0.18)	$0.14	$(0.72)	$(0.72)

(B)	Tax benefit of cash repatriation	$(80)	$—	$(80)	$(80)
Diluted shares	315.8	—	314.0	312.0
Per share impact	$(0.25)	$—	$(0.25)	$(0.26)

(C)	2012 R&D tax credit	$—	$(25)	$—	$—
Diluted shares	—	328.2	—	—
Per share impact	$—	$(0.08)	$—	$—

Adjusted Income Non-GAAP Reconciliation

(In millions)
Three Months Ended
30-Mar-14	31-Mar-13
Income from continuing operations attributable to Raytheon Company common stockholders	$589	$490
FAS/CAS Adjustment (1)	(57)	46
Tax benefit of cash repatriation	(80)	—
2012 R&D tax credit	—	(25)
Adjusted Income (2), (4)	$452	$511

Adjusted Operating Margin Non-GAAP Reconciliation

2014 Guidance
Three Months Ended	Low end	High end
30-Mar-14	31-Mar-13	of range	of range
Operating Margin	14.3%	12.0%	14.1%	14.3%
FAS/CAS Adjustment	(1.6)%	1.2%	(1.5)%	(1.5)%
Adjusted Operating Margin (2), (5)	12.7%	13.2%	12.6%	12.8%

(1)	Tax effected at 35% federal statutory tax rate.

(2)
These amounts are not measures of financial performance under U.S. generally accepted accounting principles (GAAP). They should be considered supplemental to and not a substitute for financial performance in accordance with GAAP and may not be defined and calculated by other companies in the same manner. These amounts exclude the FAS/CAS Adjustment and, from time to time, certain other items. We are providing these measures because management uses them for the purposes of evaluating and forecasting the Company's financial performance and believes that they provide additional insights into the Company’s underlying business performance. We also believe that they allow investors to benefit from being able to assess our operating performance in the context of how our principal customer, the U.S. Government, allows us to recover pension and postretirement benefit (PRB) costs and to better compare our operating performance to others in the industry on that same basis. Amounts may not recalculate directly due to rounding.

(3)
Adjusted EPS is diluted EPS from continuing operations attributable to Raytheon Company common stockholders excluding the after-tax impact of the FAS/CAS Adjustment and, from time to time, certain other items. Three Months Ended March 30, 2014 and Guidance Adjusted EPS excludes the $0.25 impact of a net tax benefit of approximately $80 million resulting from cash repatriation in connection with a transaction with a foreign subsidiary in January 2014. Three Months Ended March 31, 2013 Adjusted EPS excludes the earnings per share impact of an R&D tax credit that relates to 2012. In January 2013, Congress approved legislation that included the extension of the R&D tax credit. The legislation retroactively reinstated the R&D tax credit for 2012 and extended it through December 31, 2013. As a result, we recorded the 2012 benefit in the first quarter of 2013.

(4)
Adjusted Income is income from continuing operations attributable to Raytheon Company common stockholders excluding the after-tax impact of the FAS/CAS Adjustment and, from time to time, certain other items. Three Months Ended March 30, 2014 Adjusted Income also excludes the net tax benefit as discussed above. Three Months Ended March 31, 2013 Adjusted Income also excludes the R&D tax credit that relates to 2012, as discussed above.

(5)	Adjusted Operating Margin is defined as total operating margin excluding the margin impact of the FAS/CAS Adjustment and, from time to time, certain other items.